Exhibit 3.24

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

MACHINING TECHNOLOGY GROUP, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT is entered into and shall be effective as of the 6th day of October, 2005, by and between the persons who are identified as Members on Exhibit A attached hereto and who have executed a counterpart of this Agreement as Members pursuant to the provisions of the Act, on the following terms and conditions:

ARTICLE I
DEFINITIONS

In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Act” means the Tennessee Limited Liability Company Act, Tennessee Code Annotated Section 48-201-101 et seq., as amended, or any corresponding provision or provisions of any succeeding law.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in a Member’s Capital Account as of the end of the relevant Year, giving effect to the following adjustments:

(a)           credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)           debit to such Capital Account the items described in clauses (4), (5) and (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adverse Terminating Event” means with respect to any Member or any Interest any of the following events, circumstances or occurrences:

(a)           The Member has breached the terms of this Agreement, including without limitation, violating the Transfer restrictions set forth in Article VIII hereof;

(b)           The Member’s Interest has been the subject of an Involuntary Transfer; or

(c)           The Member is in Bankruptcy.

“Affiliate” means, with respect to a particular person or Entity, any person or Entity that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such other person.

“Agreement” means this Second Amended and Restated Operating Agreement, as amended from time to time.

“Articles of Organization” means the Article of Organization of the Company filed with the Secretary of State of the State of Tennessee pursuant to the Act, as amended from time to time.

“Available Cash Flow” means the gross cash proceeds from the operations of the Company (including sales and dispositions of property in the ordinary course of business) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, and capital improvements, replacements, contingencies, all as determined by the Chief Manager.

“Bankruptcy” means, as to any Member, the Member’s taking of, acquiescing to the taking of, or becoming (voluntarily or involuntary) the subject of, or any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

 “Book Value” shall mean, as of the Valuation Date, the book value of the Company (total assets minus liabilities) as shown on the Company’s books and records.  Book Value shall be determined, without audit or certification, from the books and records of the Company by the accounting firm regularly employed by the Company, and shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

“Capital Account” in respect of any Member means the account established for that Member pursuant to Section 5.5 hereof, and as may be adjusted from time to time in accordance with this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor legislation thereto.

“Company” means Machining Technology Group, LLC.

“Dissolution Event” has the meaning given to such term in Section 10.1 hereof.

“Economic Interest” shall mean the limited interest in the Company that may be held by an unadmitted assignee of an Interest.  A holder of an Interest representing only an Economic Interest shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement unless such holder shall have been admitted as a Member of the Company.

“Financial Rights” shall mean a Member’s share of one or more of the Company’s profits, losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise, participate in any decision or decision making of the Members or the management of the Company.  A transferee of Financial Rights shall not be treated as a substituted Member hereunder.

“Governance Rights” means the interest of a Member in the Company with respect to such Member’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Act.  Any reference herein to any vote or action of Members shall only refer to those Members entitled to Governance Rights.  If a Member Transfers the Financial Rights, but retains the Governance Rights, the transferring Member shall retain the right to vote or grant or withhold consents with respect to Company matters which may be exercised in connection with the ownership of the Interest transferred as provided in this Agreement, and the transferee of the Interest shall have no right to vote or grant or withhold consents.

“Interest” means the ownership interest of a Member in the Company.  A Member’s Interest shall be considered personal property for all purposes.

“Involuntary Transfer” means any involuntary Transfer of an Interest, including an involuntary Transfer as a result of, or in connection with, (a) a Member’s Bankruptcy, or (b) a Transfer for the benefit of creditors.

“Involuntarily Transferred Interest” means any Interest that is the subject of an Involuntary Transfer.

“Majority in Interest of the Members” means by Members having Governance Rights (based on the Percentage Interest owned, or the Percentage Interest transferred where Governance Rights are retained), in excess of fifty percent (50.0%) of the total Governance Rights held by all Members who have Governance Rights.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain,” as such term is defined in Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any item of partnership loss, deduction or expenditure under Section 705(a)(2)(B) of the Code that is attributable to a Member Nonrecourse Debt, as determined pursuant to Regulations Section 1.704-2(i)(2).

“Members” means those persons set forth on the attached Exhibit A who have been admitted as Members to the Company pursuant to this Agreement, so long as they remain Members.  Reference to a “Member” means any one of the Members.  In the case of an Interest as to which the Governance Rights and Financial Rights are held by different persons, the person holding the Governance Rights shall be considered the Member.

“Minimum Gain” has the meaning given the term “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Net Profit” or “Net Loss” means, for each Year or other relevant period, an amount equal to the Company’s taxable income or loss (after the adjustments described below) for each Year or other applicable period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Expenditures described in Section 705(a)(2)(B) of the Code, not otherwise taken into account in determining Net Profit or Net Loss, shall be included as an expense in the determination of Net Profit and Net Loss; and

(b)           Income exempt from taxation shall be included in the determination of Net Profit and Net Loss; and

(c)           Items which are specially allocated pursuant to Section 6.4 (except for Nonrecourse Deductions) shall be eliminated by adding them or subtracting them, as the case may be, in the determination of Net Profit and Net Loss.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                “Percentage Interest” means, with respect to any Member, the percentage interest set forth opposite that Member’s name on Exhibit A attached hereto.  In the event any Interest is Transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of his transfer or to the extent it relates to the Transferred Interest.

                “Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Regulations” means the federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time, including proposed, temporary and final regulations.

“Successor” means a Member’s executor, administrator, guardian, conservator, other legal representative or successor.

“Tax Matters Member” has the meaning given to such term in Section 12.7 hereof.

“Taxes” means the federal income tax.

“Terminating Event” means a Member’s resignation or withdrawal as a Member with the unanimous consent of the Members, provided that, at the time of withdrawal such Member is not the subject of an Adverse Terminating Event.

“Transfer” or “Transferred” shall mean the sale, conveyance, alienation, assignment, transfer, pledge, encumbrance, hypothecation or other disposition (whether voluntarily, involuntary, by operation of law or otherwise) of all or a portion of any Interest.

“Valuation Date” means the last day of the month preceding a Terminating Event.

“Year” means the fiscal year of the Company, which shall be the calendar year.

“Year of Liquidation” means the Year in which the Company is liquidated and final distributions are made to Members.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

ARTICLE II
ORGANIZATIONAL MATTERS

2.1          Name.  The name of the Company shall be Machining Technology Group, LLC, or such other name as the Members may from time to time hereafter designate.

2.2          Formation and Continuation.  The Company was formed on October 27, 1998 under the name Machining Technology Group, LLC by the filing of the Articles of Organization of the Company with the Secretary of State of the State of Tennessee setting forth the information required by the Act.  This Agreement amends, restates and supersedes in its entirety the Amended and Restated Operating Agreement of Machining Technology Group, LLC, effective October 27, 1998, as previously amended.

2.3          Purpose.  The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Members from time to time.

2.4          Offices.

(a)           The principal office of the Company, and such additional offices as the Members may determine to establish, shall be located at such place or places inside or outside the State of Tennessee as the Members may designate from time to time.

(b)           The address of the Company’s registered office in the State of Tennessee is 800 S. Gay Street, Suite 201, Knoxville, Tennessee 37929, County of Knox.  The name of its registered agent at that address is CT Corporation System.  The Company may from time to time establish such other registered office and registered agent within the State of Tennessee as may be designated by the Members.

2.5          Members.  The name and business, mailing or residence address of each Member of the Company are as set forth on Exhibit A attached hereto, as the same may be amended from time to time.

2.6          Term.  The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Article X of this Agreement.

ARTICLE III
MANAGEMENT OF THE COMPANY

3.1          Member-Managed.  The Company shall be a “member-managed” limited liability company as such term is defined in the Act.  Subject to Section 3.2, the management and control of the Company shall rest with the Members exclusively in their membership capacity.  The Members shall have all the rights and powers that may be possessed by the Members under the Act (as modified by this Agreement or the Articles), including, without limitation, the power to bind the Company as an agent in the normal course of the business of the Company.

3.2          Officers to Act for Company.  Each officer has the power to bind the Company as an agent in the normal course of the business of the Company.

3.3          Officers.  The officers of the Company shall be as designated by the Members, and must include a Chief Manager and a Secretary.  The Company may also have such other officers as may be appointed in accordance with the provisions of this Section 3.3.  Any number of offices may be held by the same person, except that the offices of Chief Manager and the Secretary cannot be held by the same person.  The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Members.

(a)           Election of Officers.  The officers of the Company shall be chosen by the Members, and each shall serve at the pleasure of the Members.

(b)           Removal and Resignation of Officers.  Any officer may be removed, with or without cause, by the Members at any regular or special meeting of the Members or by such officer, if any, upon whom such power of removal may be conferred by the Members.  Any officer may resign at any time by giving written notice to the Company.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and unless otherwise specified in notice of a resignation, the acceptance of the resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

(c)           Vacancies in Offices.  A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled in the manner prescribed in this Agreement for regular appointment to that office.  The Chief Manager may make temporary appointments to a vacant office pending action by the Members.

(d)           Chief Manager.  The Chief Manager shall have responsibility for implementation of the policies of the Company, as determined and directed by the Members, and for the administration of the business affairs of the Company.  He or she shall preside at all meetings of the Members.  He or she shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Members or this Agreement.  Ron Sparks is hereby chosen by the Members to be Chief Manager.

(e)           Secretary.  The Secretary shall keep or cause to be kept at the principal place of business of the Company or such other place as the Members may direct a book of minutes of all meetings and actions of the Members with the time and place of holding, whether regular or special, and if special, how authorized, the notice given, and the names and Percentage Interests of those present at Member meetings.  The Secretary shall give or cause to be given notice of all meetings of the Members required to be given by this Agreement or by applicable law and shall have such other powers and perform such other duties as may be prescribed by the Members or the Chief Manager.  Stewart Fisher is hereby chosen by the Members to be the Secretary.

(f)            Chief Financial Officer/Treasurer. The Chief Financial Officer/Treasurer shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Members. The Chief Financial Officer/Treasurer shall disburse the funds of the Company as may be ordered by the Members and shall render to the Chief Manager and to the Members, when the Members so require, an account of all of the Chief Financial Officer’s/Treasurer’s transactions and of the financial condition of the Company.  Stewart Fisher is hereby chosen by the Members to be the Chief Financial Officer/Treasurer.

(g)           Vice Presidents.  In the absence of the Chief Manager or in the event of his inability or refusal to act, the Vice-President (or in the event there be more than one Vice-President, the Vice-Presidents in the order designated by the Members, or in the absence of any designation, then in the order of their election) shall perform the duties of the Chief Manager, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Manager.  The Vice-Presidents shall perform such other duties and have such other powers as the Members may from time to time prescribe.  Stewart Fisher, Bruce L. Rogers and Steven D. Neumann (in that order) are hereby chosen by the Members to be Vice-Presidents.

(h)           Assistant Secretary.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Members (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Members may from time to time prescribe.  Bruce L. Rogers, Steven D. Neumann and Thomas F. Lemker (in that order) are hereby chosen by the Members to be Assistant Secretaries.

(i)            Assistant Treasurer.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Members (or if there be no such determination, then in the order of their election), shall, in the absence of the Chief Financial Officer/Treasurer or in the event of the Chief Financial Officer/Treasurer’s inability to act, perform the duties and exercise the powers of the Chief Financial Officer/Treasurer and shall perform such other duties and have such other powers as the Members may from time to time prescribe.  Thomas F. Lemker is hereby chosen by the Members to be the Assistant Treasurer.

3.4          Duty of Good Faith.  Each officer shall have an obligation to the Company of good faith and fair dealing in all actions on behalf of or associated with the Company.

3.5          No Exclusive Duty to Company.  The officers shall not be required to manage the Company as their sole and exclusive function, but may have other business interests and may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in any other investments or activities of the Members or to the income or proceeds derived therefrom.  The Members shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

ARTICLE IV
MEMBERS

4.1          Membership Voting Power.  Each Member shall have voting power equal to such Member’s Percentage Interest.  At any meeting of the Members, each Member present (in person or by proxy) and entitled to vote shall have a number of votes equal to such Member’s Percentage Interest.  At any meeting of the Members at which a quorum is present (in person or by proxy), a majority of the membership voting power present (in person or by proxy) at the time the vote is taken is required to take action on a matter unless a vote of greater proportion is otherwise required by this Agreement, the Articles or the Act.  The Secretary shall keep accurate records to reflect any and all changes which may occur in the Percentage Interests of the Members, which changes shall be reflected in amendments to Exhibit A hereto.

4.2          Meetings of Members.  Meetings of Members shall be held at any place designated by the Members.  In the absence of any such designation, meetings of Members shall be held at the principal place of business of the Company.  Any meeting of the Members may be held by conference telephone or similar communication equipment so long as all Members participating in the meeting can hear one another, and all Members participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting.

(a)           Call of Meetings.  An annual meeting of the Members shall be held on such date and at such time as the Members shall each year fix.  In addition, meetings of the Members may be called at any time by Members holding at least twenty-five percent (25%) of the Percentage Interests or by the Chief Manager for the purpose of taking action upon any matter requiring the vote or authority of the Members as provided herein or upon any other matter as to which such vote or authority is deemed by the Members or Chief Manager to be necessary or desirable.

(b)           Notice of Meetings of Members.  All notices of meetings of Members shall be sent or otherwise given not less then ten (10) nor more than ninety (90) days before the date of the meeting.  The notice shall specify (i) the place, date and hour of the meeting, and (ii) the general nature of the business to be transacted.

(c)           Manner of Giving Notice.  Notice of any meeting of Members shall be given personally or by telephone to each Member or sent by first class mail, by telegram, telecopy, e-mail (or similar electronic means) or by a nationally recognized overnight courier, charges prepaid, addressed to the Member at the address of that Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice.  Notice shall be deemed to have been given at the time when delivered either personally or by telephone, or at the time when deposited in the mail or with a nationally recognized overnight courier, or when sent by telegram, telecopy or e-mail (or similar electronic means).

(d)           Adjourned Meeting; Notice.  Any meeting of Members, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Percentage Interests represented at that meeting, either in person or by proxy.  When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting, unless a new record date of the adjourned meeting is fixed or unless the adjournment is for more than sixty (60) days from the date set for the original meeting, in which case the Members shall give notice in accordance with the provisions of this Section 4.3.  At any adjourned meeting, the Company may transact any business that might have been transacted at the original meeting.

(e)           Quorum; Voting.  At any meeting of the Members, a Majority in Interest of those Members having Governance Rights (considering only those Interests as to which a Member has Governance Rights), present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of Members holding a higher aggregate Percentage Interest is required by the Agreement or applicable law.  Except as otherwise required by the Agreement or applicable law, all matters shall be determined by a Majority in Interest of the Members;

(f)            Waiver of Notice by Consent of Absent Members. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.  Attendance by a Member at a meeting is a waiver of notice of such meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not otherwise participate in the consideration of any matter at the meeting.

(g)           Member Action by Written Consent Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed in one or more counterparts by the Members holding the voting power required to approve the action to be taken and delivered to the Secretary of the Company for filing with the Company records.  The consent of a Majority in Interest of the Members shall be required to approve any Member action pursuant to this Section 4.2(g).

(h)           Proxies.  At all meetings of the Members, a Member may vote in person or by proxy executed in writing by a Member or by a duly authorized attorney-in-fact.  Such proxy shall be filed with the Company before or at the time of the meeting.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

4.3          Members Liability.  No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company.  A Member shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its capital contributions have been made, to make any additional contributions, assessments or payments to the Company, provided that a Member may be required to repay distributions made to it as provided in the Act.

4.4          Transactions Between a Member and the Company.  Except as otherwise provided by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member.  A Member may also be an employee or be retained as an agent of the Company.  The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.

ARTICLE V
PERCENTAGE INTERESTS; CAPITAL ACCOUNTS

5.1          Percentage Interests.  The Members have the Percentage Interests set forth on Exhibit A.  Exhibit A shall be appropriately amended to reflect changes to the Percentage Interests of the Members as new Members are admitted and as the Percentage Interests of existing Members is changed.  Except as expressly set forth in Section 5.2 hereof or as otherwise determined by the Members, the Members shall have no right or obligation to make any further capital contributions to the Company.

5.2          Loans by Members.  In order to satisfy its financial needs, the Company may borrow funds from the Members or their Affiliates and pledge or mortgage any property of the

Company and revenues attributable to such property.  Unless otherwise designated in the loan agreements or accompanying documents, repayment of principal and interest on such loans will be solely the obligation of the Company and not of the Members.

5.3          Return of Capital.  No Member shall have any liability for the return of any Member’s capital contributions.  A Member shall not receive out of the Company’s property all or any part of such Member’s capital contributions except as provided in Sections 7.2, and 7.3 hereof.

5.4          Capital Accounts.  The Company shall maintain for each Member an account designated as such Member’s Capital Account.  Each such Capital Account shall be credited (a) with the cash contributions of the respective Members, (b) with the fair market value of contributions of property by the respective Members (net of liabilities secured by such contributed property) and (c) with the respective Member’s share, determined as provided herein, of Net Profit.  Each Member’s Capital Account shall be debited (x) with the respective Member’s share, determined as provided herein, of Net Loss, (y) with the cash distributed to the respective Members and (z) with the fair market value of distributions of property to the respective Members (net of liabilities secured by such distributed property).  The Capital Accounts shall be maintained in accordance with Section 1.704-1(b)(2)(iv) of the Regulations, and the items of income, profit, gain, expenditures, deductions and losses which increase or decrease such capital accounts shall be those items which, pursuant to such Regulations, affect the balance of capital accounts.

ARTICLE VI
ALLOCATION OF PROFITS AND LOSSES

As of the end of each Year, the Company’s Net Profit or Net Loss and each item of income, gain, loss and deduction related thereto, as well as other items of income, gain, loss or deduction which are subject to special allocation provisions, shall be allocated to the Capital Accounts of the Members and for federal income tax purposes pursuant to the following Sections of this Article VI.

6.1          Allocation of Net Loss.  After giving effect to the special allocations set forth in Section 6.3 and Section 6.4, the Net Loss of the Company and each item of income, gain, loss, deduction and credit related thereto, for each year of the Company’s operations (except for a Year of Termination) shall be allocated as set forth in Section 6.1(a), subject to the limitation in Section 6.1.(b):

(a)           Net Loss for any fiscal year shall be allocated among the Members in proportion to their Percentage Interests.

(b)           The Net Losses allocated pursuant to Section 6.1(a) shall not exceed the maximum amount of losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year.  All losses in excess of the limitations set forth in this Section 6.1(b) shall be allocated as follows:

(1)           Among the Members who may receive such an allocation without causing such Members to have an Adjusted Capital Account Deficit at the end of any fiscal year in proportion to their Percentage Interests; and then

(2)           Among all the Members in proportion to their Percentage Interests.

6.2          Allocation of Net Profit.  After giving effect to the special allocations set forth in Section 6.3 and Section 6.4, Net Profit of the Company, and each item of income, gain, loss, deduction and credit related thereto, for each year of the Company’s operations (except for the Year of Termination) shall be allocated among the Members in proportion to their Percentage Interests.

6.3          Special Allocations.  Prior to the allocations pursuant to Section 6.1 and Section 6.2 hereof, items of income, gain, loss and deduction for the Year shall be allocated in accordance with the following provisions of this Section 6.3 to the extent such provisions are applicable, and any items so allocated (except Nonrecourse Deductions) shall not be taken into account in determining Net Profit or Net Loss.

(a)           Minimum Gain Chargeback.  Notwithstanding any other provision of this Article VI, if there is a net decrease in the Company’s Minimum Gain, special allocations shall be to the Members to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(f).

(b)           Member Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Year, special allocations shall be made to each such Member to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(i)(4).

(c)           Qualified Income Offset.  If any Member receives any adjustment, allocation or distribution described in clauses (4), (5) and (6) of Regulation § 1.704-1(b)(2)(ii)(d), the Member shall be allocated items of the Company’s income and gain consistent with the “qualified income offset” provisions of Regulation § 1.704-1(b)(2)(ii)(d)(3); provided that an allocation pursuant to this Section 6.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 6.3(c) were not in the Agreement.

(d)           Nonrecourse Deductions.  For any Year in which there are allocations of Nonrecourse Deductions or Member Nonrecourse Deductions, items shall be allocated to the Members as a part of the allocations of Net Profit or Net Loss for that year in accordance with the requirements of Regulations Sections 1.704-2(e)(2) and 1.704-2(i)(1) and shall be interpreted in accordance therewith for all purposes under this Agreement.

6.4          Curative Allocations.  The allocations set forth in Sections 6.1(b), 6.3(a), 6.3(b), 6.3(c) and 6.3(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all

Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.4.  Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 6.1 and 6.2.

6.5          Tax Allocations:  Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value at the time it was contributed using any method selected by the Members.

In the event the book value of any Company asset is “booked up” pursuant to the provisions of the Regulations, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its booked up value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 6.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items or distributions pursuant to any provision of this Agreement.

6.6          Allocations for Year of Liquidation.  After giving effect to the special allocations set forth in Sections 6.3 and 6.4 hereof, the amount of Net Profit or Net Loss for the Year of Liquidation (or any other year in which all or substantially all of the assets of the Company are sold in a transaction not in the ordinary course of its business), and each item of income, gain, loss and deduction related thereto, shall be allocated to all Members in such manner so that the distributions to each Member upon liquidation pursuant to Section 7.3 shall, to the greatest extent possible, be equal to that amount that each such Member would receive under Section 7.2 if the amounts to be distributed by the Company in connection with such liquidation were instead distributed under such Section 7.2.

6.7          Adjustment Upon Transfer of Member’s Interest or Change in Interest.  Unless otherwise determined by the Members, for any Year during which a Member transfers all or part of his Interest, or during which there is a change in the Percentage Interest assigned to any Member, the adjustment for allocation of Net Profit or Net Loss between the transferor and transferee Members or regarding a Member having a different Percentage Interest during portions of the Year, shall be made according to the “pro-rata method” described in Regulations

Section 1.706-1(c)(2)(ii); that is, all such items for the entire Year shall be allocated between the transferor and transferee Members according to the number of days in the Year that the Interest was held by each, or between each Member having a different Percentage Interest according to the number of days in the Year that each discrete Percentage Interest was assigned to that Member.

ARTICLE VII
DISTRIBUTIONS

7.1          Distribution Procedure.  Except as provided in Section 7.3 hereof for final distributions upon liquidation, the Members shall determine when distributions shall be made to Members and the total amount to be distributed.

7.2          Distributions of Available Cash Flow.  Except as otherwise provided in Section 7.3 hereof, distributions of all or any portion of Available Cash Flow shall be made in amounts and at times determined by the Members, but the Members shall endeavor to make such distributions at least annually.  Such distributions shall be apportioned among the Members in proportion to their respective Percentage Interests.

7.3          Distributions Upon Liquidation.  Upon liquidation of the Company pursuant to Section 10.3 hereof, assets remaining after payment of all Company debts and obligations in accordance with the Act shall be distributed in accordance with the positive balance in the Member’s Capital Accounts.  In determining the final balance of the Capital Accounts, any assets which are distributed in kind shall be treated as if they were sold at their fair market value, as determined by the Members, with an allocation to the Capital Accounts of the deemed profit or loss on such sale pursuant to Article VI hereof, and with the distribution reducing the recipient Members’ Capital Accounts in an amount equal to the fair market value of the assets distributed.

ARTICLE VIII
ADMISSION OF NEW MEMBERS

8.1          Rights of Unadmitted Assignees.  If an Interest is transferred to a Person who is not admitted as a substituted Member pursuant to Section 8.2, such Interest shall automatically be converted to an Economic Interest only, and a holder of such Interest shall thereafter be deemed an assignee for all purposes hereunder, with the same Economic Interest as was held by the transferor prior to the transfer, but without any other rights of a Member unless the holder of such Economic Interest is admitted as a Substitute Member pursuant to Section 8.2 hereof.

8.2          Admission of Substituted Members.  A transferee of an Interest may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 8.2:

(a)           The transferee of the Interest shall, by written instrument in form and substance reasonably satisfactory to the Chief Manager (i) accept and adopt the terms and provisions of this Agreement, including this Article VIII, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the Transferred Interest.  The transferor

Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement by the transferor Member and (y) in the case of a Transfer to any Person other than a Member, those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of Transfer; and

(b)           The transferee and transferor shall each execute and deliver such other instruments as the Chief Manager reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Articles or any other instrument filed with the State of Tennessee or any other state or governmental authority.

8.3          Admission of Additional Members.  The Members shall admit no person as an additional Member of the Company after the Company’s formation (an “Additional Member”) except upon the affirmative vote of the Members holding a Majority in Interest of the Members.  No person shall be admitted as an Additional Member of the Company until the Additional Member signs this Agreement and agrees to be bound by all of its terms (as it may be amended from time to time).

8.4          Rights and Obligations of Former Members.  A Member who Transfers all of such Member’s Interest or whose Interest is otherwise terminated pursuant to the terms hereof shall cease to be a Member; provided, however, that such former Member or any Successor shall remain liable to the Company (a) for any obligations of such Member for wrongful distributions under the Act, (b) for any failure to comply with the standards of conduct set forth in the Act and (c) pursuant to any agreements with the Company.

ARTICLE IX
TERMINATION OF INTERESTS, REPURCHASE OF INTERESTS

9.1          Termination of An Interest.  A Member’s Interest shall be automatically terminated on the occurrence of any Terminating Event or Adverse Terminating Event; provided, however, that in the case of an Adverse Terminating Event that is the result of an Involuntary Transfer described in Section 9.4, the Member’s Interest shall be terminated only with respect to such Involuntarily Transferred Interest.  Upon the occurrence of any Terminating Event or Adverse Terminating Event, the Governance Rights of the Member whose Interest is being terminated shall be extinguished, and the rights of such former Member or such former Member’s Successor shall automatically be converted solely to an Economic Interest which will be liquidated pursuant to Section 9.3.  Upon the occurrence of any Terminating Event or Adverse Terminating Event respecting any Interest described in this Section 9.1, the Company shall cause Exhibit A hereto to be amended appropriately.

9.2          Occurrence of Terminating Event or Adverse Terminating Event.

(a)           In the event a Terminating Event shall occur with respect to any Member, within a period of ninety (90) days after such Terminating Event, the Company shall liquidate such former Member’s Interest in the Company pursuant to Section 9.3 below.

(b)           In the event the Company determines that an Adverse Terminating Event has occurred with respect to any Member, then the Company shall give written notice thereof to such Member and, within a period of one hundred twenty (120) days from the date of such notice, the Company shall liquidate such Member’s Interest or the portion of such Member’s Interest that was the subject of an Involuntary Transfer giving rise to the Adverse Terminating Event.

(c)           If a Member has transferred his or her Financial Rights, but retained the Governance Rights associated with the Member’s Interest, the occurrence of an Adverse Terminating Event or a Terminating Event with respect to the Member shall subject the Interest held by the transferee, as well as the Governance Rights of the Member, to the provisions of Article IX hereof.

9.3          Payment for Terminated Interests.

(a)           When any Member’s Interest in the Company is liquidated because of the occurrence of a Terminating Event, the amount the Company will pay for the Interest owned by the former Member shall equal the Member’s Percentage Interest of the Book Value of the Company determined as of the Valuation Date.

(b)           When the Company liquidates any Member’s Interest in the Company as a result of an Adverse Terminating Event, the amount to be paid by the Company to such Member shall be One Hundred and No/100 Dollars ($100.00).  In the event of an Involuntary Transfer that was an Adverse Terminating Event as to a portion of a Member’s Interest, a Member may retain any Interest not the subject of the Transfer.

(c)           If the Company liquidates any Member’s Interest in the Company as provided in this Article IX, the Company shall pay any such amounts owed therefor to such former Member or its Successor in a lump sum within ninety (90) days following the Terminating Event or Adverse Terminating Event.

(d)           If the Company liquidates a portion, but not all, of any Member’s Interest pursuant to this Article IX, such Interest shall be bifurcated into the portion being retained by the Member and the portion being purchased by the Company, and the determination of the amount to be paid shall be made in the same manner set forth in this Section 9.3, but taking into account only the portion of the Member’s Interest being purchased.

(e)           Any determination by the Members pursuant to this Article IX shall be conclusive and binding on all Members and their Successors, subject to judicial review only where the Members acted in an arbitrary and capricious manner.

9.4          Exclusive Right.  No Member shall be entitled to claim any further or different distribution upon termination under the Act; the provisions of this Agreement being exclusive.

ARTICLE X
DISSOLUTION; WINDING-UP

10.1        Dissolution.  The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following events (individually, a “Dissolution Event”):

(a)           The determination in writing to dissolve the Company by Members holding a Majority in Interest of the Members;

(b)           At any time when there are no Members;

(c)           The sale or other disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions;

(d)           The entry of a decree of judicial dissolution under the Act.

Upon the occurrence of a Dissolution Event, the Company shall be wound up and liquidated pursuant to Section 10.3 hereof.

10.2        Continuation Event.  Neither the resignation, expulsion, bankruptcy or dissolution of any Member nor the occurrence of any other event that terminates the continued membership of any Member shall cause the Company to be dissolved or its affairs to be wound up.

10.3        Winding Up of the Company.  Upon dissolution of the Company pursuant to Section 10.1 hereof, the Chief Manager, or if there is no Chief Manager, such person as is designated by a Majority in Interest of the Members (the Chief Manager or such person being herein referred to as the “Liquidator”), shall proceed to wind up the business and affairs of the Company upon such terms, price and conditions as are determined by the Liquidator in accordance with this Agreement and the requirements of the Act.  This Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Members and the conduct of the Company during the period of winding up the Company’s affairs.  The Liquidator, if other than the Chief Manager, shall have and may exercise, without further authorization or consent of Members, all of the powers conferred upon the Chief Manager under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company.  The Liquidator shall liquidate the assets of the Company, collect the debts and obligations due to the Company, and pay or provide for payment of all liabilities and obligations of the Company, after which the Liquidator shall distribute the remaining assets of the Company to the Members in the order of priority described in Section 7.3 hereof.  The Liquidator may distribute assets in kind; provided, however, that the Liquidator shall determine the fair market value by any reasonable means of all assets so distributed in kind.

10.4        Resignation of a Member.  If a Terminating Event or Adverse Terminating Event occurs with respect to a Member, such Member’s right to any payments or distributions shall be determined exclusively under the provisions of Article IX hereof with respect to liquidation of the Interest of the Member following a Terminating Event or an Adverse Terminating Event, and no Member shall be entitled to claim any further or different distribution upon resignation under the Act or otherwise.

ARTICLE XI
LIMITATION ON LIABILITY; INDEMNIFICATION

11.1        Limitation on Liability.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member and/or officer.

11.2        Indemnification.  The Company shall indemnify all Responsible Persons (as that term is defined in Section 48-243-101(7) of the Act) to the fullest extent of and in accordance with the Act as now in effect or as amended in the future.

ARTICLE XII
FISCAL MATTERS

12.1        Books and Records.  Full and accurate books and records of the Company (including without limitation all information and records required by the Act) shall be maintained at its principal place of business showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.  All Members shall have the right to inspect and copy the books and records of the Company.

12.2        Accounting Decisions; Fiscal Year.  All decisions as to accounting matters, except as expressly provided in this Agreement, shall be made by the Members.  The fiscal year of the Company shall be the calendar year.

12.3        Tax Status; Elections.  Notwithstanding any provision hereof to the contrary, solely for purposes of the federal income tax laws, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of a U.S. Partnership Return of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

12.4        Tax Matters Member.  The “Tax Matters Member” shall mean the Member responsible for all administrative and judicial proceedings for the assessment and collection of tax deficiencies or the refund of tax overpayment arising out of any Member’s distributive share of items of income, deduction, credit and/or of any other “partnership item” (as that term is defined in the Code or in the Regulations) allocated to the Members affecting any member’s tax liability.  The Tax Matters Member shall promptly give notice to all Members of any administrative or judicial proceeding pending before the Internal Revenue Service involving any Company item and the progress of any such proceeding.  Such notice shall be in compliance with such regulations as are issued by the Internal Revenue Service.  The Tax Matters Member shall have all the powers provided to a “tax matters partner” in Sections 6221 through 6233 of Code, including the specific power to extend the statute of limitations with respect to any matter which is attributable to any Company item or affecting any item pending before the Internal Revenue Service and to select the forum to litigate any tax issue or liability arising from Company items.  The Tax Matters Member shall be the Member designated as such from time to time by the Members and shall initially be Accellent Corp.  The Tax Matters Member shall be entitled to reimbursement for any and all reasonable expenses incurred with respect to any administrative and/or judicial proceedings affecting the Company.  The Tax Matters Member shall be responsible for timely tax returns, franchise tax returns and annual reports of the Company.

ARTICLE XIII
MISCELLANEOUS; GENERAL PROVISIONS

13.1        Notices.  All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or when placed in the United States mail, registered or certified with return receipt requested, or when sent by facsimile transmission followed by confirmatory letter.  For purposes of notice, the addresses of the Members shall be as stated under their names on the attached Exhibit A; provided, however, that each Member shall have the right to change his address with notice hereunder to any other location by the giving of thirty (30) days notice to the Company in the manner set forth above.

13.2        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Members, and their respective heirs, legal representatives, successors and assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Articles VIII and IX hereof.

13.3        Construction.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.  The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder.  The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

13.4        Waiver of Partition Right.  Notwithstanding any statute or principle of law to the contrary, each Member hereby agrees that, during the term of the Company, he or it shall have no right (and hereby waives any right that he or it might otherwise have had) to cause any Company property to be partitioned and/or distributed in kind.

13.5        Entire Agreement.  This Agreement contains the entire agreement among the Members relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated.

13.6        Amendments.  Except as otherwise expressly provided in this Section 13.6, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document approved by a Majority In Interest of the Members; any alleged amendment or modification herein which is not so documented shall not be effective as to any Member.  Notwithstanding the foregoing, the Chief Manager may, without the consent of any Member, amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith to reflect:

(a)           a change in the location of the principal place of business of the Company, or a change in the registered office or the registered agent of the Company;

(b)           admission of a Member into the Company or termination of any Member’s Interest in the Company in accordance with this Agreement;

(c)           a change (i) that is of an inconsequential nature and does not adversely affect any Member in any material respect; (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute, compliance with any of which the Members deems to be in the best interest of the Company and the Members; (iii) that is necessary or desirable so that the method of tax allocations will comply with applicable provision of the Code, the Regulations or rulings of the Internal Revenue Service; or (iv) that is required or contemplated by this Agreement;

13.7        Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Members as expressed herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

13.8        Gender and Number.  Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

13.9        Exhibits.  Each Exhibit to this Agreement is incorporated herein for all purposes.

13.10      Additional Documents.  Each Member, upon the request of the Chief Manager, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

13.11      Section Headings.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

13.12      Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

[SIGNATURE PAGE FOLLOWS]

* * * * * *

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement effective as of this 6th day of October, 2005.

MEMBERS:

ACCELLENT CORP.

By:	/s/ Stewart A. Fisher

Name:	Stewart A. Fisher

Title:	Chief Financial Officer, Vice President, Treasurer and Secretary

UTI HOLDING COMPANY

By:	/s/ Stewart A. Fisher

Name:	Stewart A. Fisher

Title:	Chief Financial Officer, Vice President, Treasurer and Secretary

EXHIBIT A

Members of Machining Technology Group, LLC

Member Name and Address	Percentage Interest

Accellent Corp. 100 Fordham Road Wilmington, MA 01887 Fax: 978-657-0878	99%

UTI Holding Company 100 Fordham Road Wilmington, MA 01887 Fax: 978-657-0878	1%

TOTAL	100%

A-1